As filed with the Securities and Exchange Commission on October 12, 2021

Registration No. 333-259789

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Paragon 28, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	27-3170186
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14445 Grasslands Drive

Englewood, CO 80112

(730) 399-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert DaCosta

Chairman, President & Chief Executive Officer

14445 Grasslands Drive

Englewood, CO 80112

(730) 399-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck B. Shayne Kennedy Phillip S. Stoup Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626 (714) 540-1235	Ilir Mujalovic Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-259789), or the Registration Statement, of Paragon 28, Inc. is being filed for the purpose of adding Exhibits to the Registration Statement and amending the Exhibit Index and Item 16 of Part II of the Registration Statement. No changes or additions are being made hereby to the prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all the costs and expenses, other than underwriting discounts, payable in connection with the sale of the shares of common stock being registered hereby. Except as otherwise noted, the Registrant will pay all of the costs and expenses set forth in the following table. All amounts shown below are estimates, except the SEC registration fee, the FINRA filing fee and the stock exchange listing fee:

Amount
SEC registration fee	$14,159
FINRA filing fee	$23,410
Stock exchange listing fee	$295,000
Printing and engraving expenses	$500,000
Legal fees and expenses	$1,500,000
Accounting fees and expenses	$1,000,000
Transfer agent and registrar fees	$5,000
Miscellaneous expenses	$162,431

Total	$3,500,000

Item 14. Indemnification of Directors and Officers

The Registrant is governed by the Delaware General Corporate Law (DGCL). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s third amended and restated certificate of incorporation and amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, we have issued the following securities which were not registered under the Securities Act of 1933, as amended:

In July 2020, we completed the sale of an aggregate of 6,608,700 shares of our Series B convertible preferred stock to certain investors at a purchase price of $5.75 per share, for an aggregate purchase price of approximately $38.0 million. All of our shares of Series B convertible preferred stock will convert into shares of our common stock immediately prior to the closing of our initial public offering.

During the past three years, we issued options to purchase an aggregate of 3,487,335 shares of common stock under the 2011 Plan with an weighted-average exercise price of $6.13.

The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Rules 506 and 701 promulgated thereunder. The securities were issued directly by the registrant and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Number	Filed Herewith

1.1	Form of Underwriting Agreement.				X

3.1	Second Amended and Restated Certificate of Incorporation of the Company.	S-1	September 24, 2021	3.1

3.2	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Company.	S-1	September 24, 2021	3.2

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Number		Filed Herewith

3.3	Certificate of Incorporation, currently in effect.					X

3.4	Form of Third Amended and Restated Certificate of Incorporation of the Company, to be effective upon the consummation of this offering.	S-1	October 8, 2021	3.3

3.5	Bylaws, currently in effect.	S-1	September 24, 2021	3.4

3.6	Form of Amended and Restated Bylaws of the Company, to be effective upon the consummation of this offering.	S-1	October 8, 2021	3.5

4.1	Reference is made to exhibits 3.1 through 3.5.

4.2	Form of Common Stock Certificate.	S-1	October 8, 2021	4.2

4.3	Amended and Restated Investors’ Rights Agreement, by and between Paragon 28, Inc. and the investors party thereto, dated as of July 28, 2020.	S-1	September 24, 2021	4.3

5.1	Opinion of Latham & Watkins LLP.	S-1	October 8, 2021	5.1

10.1+	Employment Agreement, by and between Paragon 28, Inc. and Albert DaCosta, effective January 1, 2020.	S-1	September 24, 2021	10.1

10.2+	Employment Agreement, by and between Paragon 28, Inc. and Stephen M. Deitsch, effective September 28, 2020.	S-1	September 24, 2021	10.2

10.3+	Employment Agreement, by and between Paragon 28, Inc. and Matthew Jarboe, effective January 1, 2020.	S-1	September 24, 2021	10.3

10.4+	Omnibus Stock Option and Award Plan.	S-1	September 24, 2021	10.4

10.4(a)+	Form of Award Agreement pursuant to Omnibus Stock Option and Award Plan.	S-1	September 24, 2021	10.4	(A)

10.5	Form of Indemnification Agreement.					X

10.6	Industrial Lease Agreement, by and between Admar Grasslands, LLC and Paragon 28, Inc., dated as of May 21, 2018.	S-1	September 24, 2021	10.6

10.7	Credit and Security Agreement (Term Loan), by and between Midcap Financial Trust and Paragon 28, Inc., dated as of May 6, 2021.	S-1	September 24, 2021	10.7

10.8	Credit and Security Agreement (Revolving Loan) by and between Midcap Financial Trust and Paragon 28, Inc., dated as of May 6, 2021.	S-1	September 24, 2021	10.8

10.9+	Form of Non-Employee Director Compensation Policy.	S-1	October 8, 2021	10.9

10.10+	Form of 2021 Incentive Award Plan of Paragon 28, Inc.	S-1	October 8, 2021	10.10

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Number		Filed Herewith

10.10(a)+	Form of Stock Option Grant Notice pursuant to 2021 Incentive Award Plan	S-1	October 8, 2021	10.10	(a)

10.10(b)+	Form of Restricted Stock Unit Award Grant Notice pursuant to 2021 Incentive Award Plan	S-1	October 8, 2021	10.10	(b)

10.11+	Form of 2021 Employee Stock Purchase Plan	S-1	October 8, 2021	10.11

10.12+	Executive Employment Agreement, by and between Paragon 28, Inc. and Albert DaCosta, effective October 8, 2021.	S-1	October 8, 2021	10.12

10.13+	Executive Employment Agreement, by and between Paragon 28, Inc. and Stephen M. Deitsch, effective October 8, 2021.	S-1	October 8, 2021	10.13

10.14+	Executive Employment Agreement, by and between Paragon 28, Inc. and Matthew Jarboe, effective October 8, 2021.	S-1	October 8, 2021	10.14

21.1	List of subsidiaries of Paragon 28, Inc.	S-1	September 29, 2021	21.1

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.	S-1	October 8, 2021	23.1

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	S-1	October 8, 2021	23.2

24.1	Power of Attorney (included on signature page).	S-1				X

*	To be filed by amendment.
+	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado on this 12th day of October, 2021.

PARAGON 28, INC.

By:	/s/ Albert DaCosta
	Name:	Albert DaCosta
	Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Albert DaCosta Albert DaCosta	Chairman, President and Chief Executive Officer (principal executive officer)	October 12, 2021

/s/ Stephen M. Deitsch Stephen M. Deitsch	Chief Financial Officer (principal financial and accounting officer)	October 12, 2021

* Frank Bono	Chief Technology Officer and Director

* Stephen Oesterle, M.D.	Director

* Alf Grunwald	Director

* Thomas Schnettler	Director

* Scott Drake	Director

*	Pursuant to power of attorney:

By:	/s/Albert DaCosta
Albert DaCosta
As Attorney-in-Fact